Consent of Independent Registered Public Accounting Firm

Manas Petroleum Corporation (An Exploration Stage Company)
Nevada

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 17, 2010, relating to the consolidated financial statements of Manas Petroleum Corporation, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Zurich, May 5, 2010
BDO Visura International AG

/s/ Andreas Wyss	/s/ Christoph Tschumi
Andreas Wyss	Christoph Tschumi
Auditor in Charge